August 1, 2007

To the Board of Directors of ProtoKinetix, Inc.:

I want to extend my appreciation for the offer you have made in connection with my appointment to the position of President and Chief Executive Officer of ProtoKinetix, Inc. Please consider this letter my formal acceptance of this offer for appointment as President and Chief Executive Officer.

Best regards,

/s/ Ross L. Senior
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Ross L. Senior